Exhibit 11.1

                               AMERICAN STORES COMPANY
                          Calculation of Earnings Per Share
                                     (unaudited)
                  (In thousands of dollars, except per share data)
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                                                   Thirteen Weeks Ended        Twenty-Six Weeks Ended

                                                   August 2,      August 3,     August 2,     August 3,
                                                    1997            1996         1997           1996
Primary Earnings Per Share

Primary earnings applicable to
  shareholders                                    $    89,957    $  83,129     $  124,182     $ 147,369

Primary earnings per share                              $0.33        $0.28          $0.45         $0.50

Average shares outstanding                            272,539      291,429        279,388       292,041


Fully Diluted Earnings Per Share

Fully diluted earnings applicable to
  shareholders                                    $    89,957    $  83,129     $  124,182     $ 147,369

Fully diluted earnings per share                        $0.33 (1)    $0.28 (1)      $0.45 (1)     $0.50 (1)

Fully diluted average shares outstanding              275,679      292,882        282,365       293,472


Calculation of Fully Diluted Average Shares Outstanding
Effect of assumed exercise of stock options:

Proceeds from assumed exercise                    $   303,211    $  64,454     $  229,533     $  52,833

Shares under options outstanding                       15,314        4,818         12,193         4,189
Shares assumed acquired with proceeds
  under the treasury stock method                    (12,174)       (3,365)        (9,216)       (2,758)
Incremental shares due to assumed
  exercise of stock options                            3,140         1,453          2,977         1,431

Fully diluted average shares outstanding:

Average shares outstanding                            272,539      291,429        279,388       292,041
Assumed exercise of stock options                       3,140        1,453          2,977         1,431

     Total                                            275,679      292,882        282,365       293,472


(1) Dilution is less than 3%.
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